Exhibit 99.1

Autoliv Declares Dividend

(Stockholm, February 19, 2013) – – – The Board of Directors of Autoliv Inc. (NYSE: ALV and SSE: ALIV sdb) – the worldwide leader in automotive safety systems – today declared a quarterly dividend to shareholders of 50 cents per share for the second quarter 2013, unchanged from the first quarter.

The dividend declared today will be payable on Friday, June 7, 2013 to Autoliv stockholders of record on the close of business on May 22, 2013. The ex-date when the shares will trade without the right to the dividend will be Monday, May 20.

The dividend amount paid to stockholders is expected to be approximately $48 million, based on the current number of outstanding shares.

Stockholders AGM

As previously announced, the Board of Directors has set Tuesday May 7, 2013 as the date for the Annual General Meeting of Stockholders to be held in Chicago, IL, USA.

Only holders of record at the close of business on March 11, 2013 will be entitled to be present and vote at the Meeting. Notice of the Annual General Meeting will be delivered to the holders of record in the last week of March.

All of the directors with terms expiring at the 2013 Annual Meeting (i.e. Mr. Robert W. Alspaugh, Mr. Bo Andersson and Dr. Wolfgang Ziebart) will be nominated for re-election at the Annual Meeting.

Inquiries:

Jan Carlson, President and CEO, Tel. +46-8-587 20 600

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has approximately 80 facilities with approximately 50,000 employees in 29 countries. In addition, the Company has eighteen technical centers in nine countries around the world, with 20 test tracks, more than any other automotive safety supplier. Sales in 2012 amounted to US $8.3 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.